TIMET DECLARES DIVIDEND ON 6-3/4% SERIES A PREFERRED STOCK AND
ANNOUNCES RESULTS OF ANNUAL STOCKHOLDER MEETING

DALLAS, TEXAS . . . May 24, 2007 . . . Titanium Metals Corporation (“TIMET”) (NYSE:  TIE) announced today that its board of directors has declared a quarterly dividend of $0.84375 per share on its 6-3/4% Series A Preferred Stock, payable on June 15, 2007 to stockholders of record as of the close of business on June 1, 2007.

TIMET also announced that its stockholders had re-elected each of its seven directors for terms of one year at the annual stockholder meeting held today.  TIMET’s directors are:  Keith R. Coogan, Norman N. Green, Glenn R. Simmons, Harold C. Simmons, Thomas P. Stafford, Steven L. Watson and Paul J. Zucconi.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

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